THE WESTERN SYSTEMS CORP. AND SUBSIDIARY
                 (FORMERLY THE WESTERN TRANSMEDIA COMPANY, INC.)
              EXHIBIT 11 - COMPUTATION OF EARNINGS PER COMMON SHARE

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                                                         For the Year Ended December 31,
                                                         -------------------------------
                                                         1996       1995        1994
                                                       -------- ----------- ------------
PRIMARY EARNINGS:
  Net income (loss)                                    $545,024 $    10,942 $  (280,994)
                                                       ======== =========== ===========

SHARES:
  Weighted average of common shares outstanding       7,903,421   7,886,257   7,072,754
  Assumed conversions of stock options                   52,331     144,428          -
                                                      ---------  ----------  ----------

                                                      7,955,752  $8,030,685  $7,072,754
                                                      ---------  ----------  ----------

PRIMARY INCOME (LOSS) PER COMMON SHARE                     $.07   $ -             $(.04)
                                                           ====   =========       =====
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